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FARMERS
STATE BANK & TRUST

                              MANAGEMENT ASSERTION

As of and for the year ended December 31, 1997, Farmers State Bank and Trust Company of Superior (the Bank) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, the Bank had in effect a fidelity bond in the amount of $2,275,000 and a Mortgagee Errors and Omissions Policy in the amount of $500,000.

/s/Samuel P. Baird
Samuel P. Baird, President

Date: March 12, 1998